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                                                                     EXHIBIT 4.1


July 2, 2002

Mr. Fu Li Xin
Shenzhen, Guangdong
China


Dear Mr. Fu,

Re: Finder Services

This letter sets forth our agreement and understanding concerning your provision of referral and advisory services regarding the acquisition ("Acquisition") of majority shareholding of CEC Telecom Ltd. ("CECT") in China by Qiao Xing Universal Telephone Inc. (the "Company"), a company incorporated in the British Virgin Islands.

Through your referral and coordination, the Company has successfully executed agreements with respective parties in March 2002 regarding the Acquisition for a consideration of Rmb360 million.

Therefore, in light of the mutual understandings contained in this Agreement and other good and valuable consideration we agree as follows:

1.   Finder Services

     This Agreement is to recognize and stipulate the compensation to Mr. Fu Li Xin ("Consultant") for his finder services to the Company in respective of the referral and coordination work for the Acquisition ("Services").

2.   Compensation

     Upon execution of this agreement, the Company will pay the Consultant, in the Company's sole discretion, either (i) Rmb36,000,000 or (ii) 1,000,000 shares of the Company's common stock ("Shares") as compensation for the Consultant's Services to the Company. In the event the Company pays the Consultant in Shares, the Company will use the commercially reasonable means to register the Shares for resale on Form F-3 under the Securities Act of 1933, as amended or any other applicable registration statements as necessary.

3.   Indemnification

     The Company will indemnify and defend the Consultant against all claims, proceedings, suits or other matters that might be asserted against the consultant by



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     reason of this Agreement and the Company will pay the Consultant reasonable attorney's fees and expenses in connection with such matters; provided that the Consultant acts within the scope of this Agreement and is not negligent.

4.   Confidential Information

     The Consultant acknowledges that it will gain knowledge of information of substantially value to the Company regarding the company's business which is not generally known including, but not limited to, know-how, trade secrets techniques, designs, sales and customer information, and business and financial information relating to the business, products services practices or techniques of the Company's plans for future products or developments ("Confidential Information"). The Consultant agrees to, at all times, regard and reserve such information as confidential. The Consultant further agrees that such Confidential Information will not be disclosed by it or any person or entity without the prior consent of the Company.

5.   Entire agreement

     The provision of this Agreement set forth the entire binding agreement between the parties and supercede all prior written and oral communications, discussion, and negotiations between the parties concerning the services. The terms of this Agreement should be settled through arbitration.

6.   Settlement of Disputes

     Any disputes between both parties in relation to the execution of this Agreement should be settled through arbitration.

7.   Binding effect

     This agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

8.   Counterparts

     This Agreement may be executed in multiple counterparts, each of which shall be deemed and original and all of which taken together shall be but a single instrument. For purpose of this Agreement only, facsimile signatures shall be considered original signatures.

9.   Subcontract/Assignment

     The Company understands that the Consultant in the performance of this agreement



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     may subcontract and/or assign portions of this Agreement.

In Witness Whereof, the Company, through its duly authorized officer, and the Consultant have executed this Agreement as of the day and year first above written.




/s/ WU RUI LIN
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Wu Rui Lin
Chairman
Qiao Xing Universal Telephone, Inc.




                                                 Agreed and accepted by


                                                 /s/ FU LI XIN
                                                 -------------------------------
                                                 Fu Li Xin

                                                 Signed on July 2, 2002
                                                 In Shenzhen, China